Exhibit 3.1
CERTIFICATE REGARDING ADOPTION OF
AMENDMENTS TO SECTIONS 1.04 AND 1.11 OF
PARK NATIONAL CORPORATION’S REGULATIONS
BY THE SHAREHOLDERS ON APRIL 17, 2006
     The undersigned hereby certifies that he is the duly elected, qualified and acting President and Secretary of Park National Corporation, an Ohio corporation (the “Corporation”); that the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation was duly called and held on April, 17, 2006, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or by proxy; and that the shareholders of the Corporation duly adopted, by the affirmative vote of the holders of common shares entitling them to exercise more than two-thirds of the voting power of the Corporation, the amendments to Sections 1.04 and 1.11 of the Regulations of the Corporation set forth on Annexes 1 and 2, respectively, attached hereto and incorporated herein by reference.
     IN WITNESS WHEREOF, the undersigned President and Secretary of Park National Corporation, acting for and on behalf of the Corporation, has hereunto set his hand this 17th day of April, 2006.
/s/ David L. Trautman
David L. Trautman, President and Secretary

Annex 1
Section 1.04 of the Regulations of Park National Corporation, as amended
Section 1.04. Notice of Meetings.
(A)	Written notice stating the time, place and purposes of a meeting of the shareholders shall be given either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, not less than ten nor more than 60 days before the date of the meeting (i) to every shareholder of record entitled to notice of the meeting (ii) by or at the direction of the president, the secretary, or another officer expressly authorized by action of the directors to give such notice. If mailed or sent by overnight delivery service, such notice shall be addressed to the shareholder at such shareholder’s address as it appears on the records of the corporation. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee. Nothing herein contained shall prevent the setting of a record date in the manner provided by law, the Articles or the Regulations for the determination of shareholders who are entitled to receive notice of or to vote at any meeting of shareholders or for any purpose required or permitted by law.
(B)	Upon request in writing delivered either in person or by registered mail to the president or the secretary, specifying the purpose or the purposes for which the persons properly making such request have called a meeting of shareholders, that officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than 60 days after the receipt of such request, as the officer may fix. If the notice is not given within 15 days after the receipt of such request by the president or the secretary, then the persons properly calling the meeting may fix the time of the meeting and give notice thereof in accordance with Section 1.04(A), or cause the notice to be so given by any designated representative.

Annex 2
Section 1.11 of the Regulations of Park National Corporation, as amended
Section 1.11. Proxies.
At meetings of the shareholders, any shareholder entitled to vote thereat may be represented and may vote by a proxy or proxies appointed by a writing signed, or a verifiable communication authorized, by such shareholder, but such writing or verifiable communication must be filed with the secretary of the meeting before such proxy shall be allowed to vote thereunder.